April 30, 2021
Summary Prospectus For New Investors In MetFlex Flexible Premium Variable Life Insurance Policy (“Policy”)
Issued by Metropolitan Life Separate Account UL
Metropolitan Life Insurance Company (“MetLife”)
This Summary Prospectus summarizes key features of MetLife’s MetFlex Policies of Metropolitan Life Insurance Company (“Metropolitan Life”, “MetLife”, “we”, “our”, “us” or “the Company”).
Before you invest, you should also review the prospectus for the Policies which contains more information about the Policies’ features, benefits, and risks. You can find this document and other information about the Policies’ online at dfinview.com/metlife/tahd/MET000229. You can also obtain this information at no cost by calling 1-800-756-0124 or by sending an email request to sbrservice@metlife.com.
You may cancel your Policy within the later of: (i) 10 days after you receive the Policy (unless state law requires a longer specified period); and (ii) the date we receive a receipt signed by you. Upon cancellation, you will receive either a full refund of the amount you paid or your total cash value plus any charges deducted if state law requires. You should review this prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.
Additional information about certain investment products, including variable life insurance contracts, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities authority has approved or disapproved of these securities, nor have they determined if this Prospectus is accurate or complete. Any representation otherwise is a criminal offense. This Prospectus does not constitute an offering in any jurisdiction where such offering may not lawfully be made. Interests in the Separate Account, the Fixed Account and the Portfolios are not deposits, obligations of, or insured or guaranteed by, the U.S. Government, any bank or other depository institution including the Federal Deposit Insurance Corporation (“FDIC”), the Federal Reserve Board or any other agency or entity or person. We do not authorize any representations about this offering other than as contained in this Prospectus or its supplements or in our authorized supplemental sales material.
IMPORTANT INFORMATION
Beginning on January 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of a Portfolio’s shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports from us. Instead, the shareholder reports will be made available on dfinview.com/metlife/tahd/MET000229, and you will be notified by mail each time a shareholder report is posted and provided with a website link to access the shareholder report. If you already elected to receive your shareholder report electronically, you will not be affected by this change, and you need not take any action. You may elect to receive shareholder reports and other communications electronically, including Portfolio prospectuses and other information we send you by calling us at 1-877-638-3932. If you wish to continue to receive shareholder reports in paper on and after January 1, 2021, we will continue to send you all future reports in paper, free of charge. Please call us at 1-877-638-3932 if you wish to continue receiving paper copies of the Portfolios’ shareholder reports. Your election to receive shareholder reports in paper will apply to all Portfolios available under your Policy.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE POLICY
	FEES AND EXPENSES			LOCATION IN PROSPECTUS
Charges for Early Withdrawal	None
Transaction Charges	You may be charged for certain transactions, such as sales charges, underwriting charges on increases in specified face amount, charges to pay for certain taxes when you make a premium payment or transfer cash value between investment options or increase your specified face amount.			“Charges and Deductions — Sales Charge; Administrative Charge; Charge for Average Expected State and Local Taxes Attributable to Premiums; Charge for Expected Federal Taxes Attributable to Premiums; and Other Charges”
Ongoing Fees and Expenses (annual charges)	In addition to charges described above, an investment in the Policy is subject to certain ongoing fees and expenses, including a mortality and expense risk charge, a monthly deduction covering the cost of insurance under the Policy and optional benefits added by rider, and such fees and expenses are set based on characteristics of the insured (e.g., the insured’s sex (if permitted by law and applicable under your Policy), age underwriting class and rate class. Please refer to the specifications page of your Policy for applicable rates.
	You will also bear expenses associated with the Portfolios available under your Policy, as shown in the following table:			“Charges and Deductions– Charges Included in the Monthly Deduction” “Charges and Deductions – Charges Included in the Monthly Deduction “ “Charges and Deductions –Portfolio Company Charges”
	ANNUAL FEE	MIN	MAX
	Investment options (Portfolio fees and charges)	0.24%	1.52%
	RISKS			LOCATION IN PROSPECTUS
Risk of Loss	You can lose money by investing in this Policy.			“Principal Risks of a Policy”
Not a Short-Term Investment	The Policy is designed to provide lifetime insurance protection. They should not be used as a short-term investment or if you need ready access to cash because you will be charged when you make premium payments.			“Principal Risks of a Policy”
Risks Associated with Investment Options	An investment in this Policy is subject to the risk of poor investment performance and can vary depending on the performance of the Portfolios available under the Policy. Each investment option (including any Fixed Account investment option) has its own unique risks. You should review the investment options before making an investment decision.			“Principal Risks of a Policy”

	RISKS	LOCATION IN PROSPECTUS
Insurance Company Risks	An investment in this Policy is subject to the risks related to Metropolitan Life, including any obligations (including under any Fixed Account investment options), guarantees, and benefits of the Policy are subject to the claims paying ability of Metropolitan Life. If Metropolitan Life experiences financial distress, it may not be able to meet its obligations to you. More information about Metropolitan Life, including its financial strength ratings, is available upon request by calling 1-877-638-3932 or by visiting https://www.metlife.com/about-us/corporate-profile/ratings/.	“Principal Risks of a Policy”
Contract Lapse	Your Policy may lapse if you have paid an insufficient amount of premiums or if the investment experience of the Portfolios is poor and the cash surrender value under your Policy is insufficient to cover the monthly deduction. Lapse of a Policy on which there is an outstanding loan may have adverse tax consequences. If the Policy lapses, no death benefit will be paid. A Policy may be reinstated if the conditions for reinstatement are met including the payment of required premiums.	“Principal Risks of a Policy”
	RESTRICTIONS	LOCATION IN PROSPECTUS
Investments	At the present time, no charge is assessed against the cash value of a Policy when amounts are transferred among the investment divisions of the Separate Account and between the investment divisions and the Fixed Account. Policy owners may transfer cash value between and among the investment divisions and the Fixed Account. The minimum amount you may transfer is $50 or, if less, the total amount in an investment option. You may make transfers at any time. The maximum amount that you may transfer or withdraw from the Fixed Account in any Policy year is the greater of $50 and 25% of the largest amount in the Fixed Account over the last four Policy years. Metropolitan Life reserves to impose a charge of $25 per transfer. Restrictions may apply to frequent transfers.

	Metropolitan Life reserves the right to remove or substitute portfolio companies as investment options that are available under the Policy.	“Cash Value, Transfers and Withdrawals – Cash Value Transfers”
Optional Benefits	Rider availability is subject to your employer making the rider available.	“Optional Benefits”
	TAXES	LOCATION IN PROSPECTUS
Tax Implications	Consult with a tax professional to determine the tax implications of an investment in and payments received under this Policy.

Withdrawals will be subject to ordinary income tax, and may be subject to tax penalties.

	Lapse of a Policy on which there is an outstanding loan may have adverse tax consequences	“Federal Tax Matters”
	CONFLICTS OF INTEREST	LOCATION IN PROSPECTUS
Investment Professional Compensation	Your investment professional may receive compensation relating to your ownership of Policy, both in the form of commissions and continuing payments. These investment professionals may have a financial incentive to offer or recommend the Policy over another investment.	“Sales of the Policy”

	CONFLICTS OF INTEREST	LOCATION IN PROSPECTUS
Exchanges	Some investment professionals may have a financial incentive to offer you a new policy in place of your current Policy. You should only exchange your Policy if you determine, after comparing the features, fees, and risks of both policies, that it is better for you to purchase the new policy rather than continue to own your existing Policy.	“Sales of The Policy”
OVERVIEW OF THE POLICY
Purpose of the Policy
We designed the Policy for financing nonqualified deferred compensation plans, other post-employment benefits, certain employer sponsored payroll deduction programs or other purposes. The Policy may be appropriate for an investor who has a longer time horizon, is not purchasing the Policy for short-term liquidity needs and desires life insurance coverage.
Payment of Premiums
You choose the schedule of premium payments on your application. The schedule sets forth the amount of premiums, fixed payment intervals and the period of time that you intend to pay premiums. The schedule can be: (a) annual; (b) semi-annual; or (c) through another method to which we agree. You also can make other premium payments at any time. The first premium may not be less than the planned premium unless agreed to by us. After payment of the first planned periodic premium, you do not have to pay premiums in accordance with your voluntary planned period premium schedule. After the first Policy year, your voluntary planned periodic payments must be at least $100, whether on an annual or semi-annual basis. Unscheduled premium payments must be at least $100 each. You may not pay premiums that exceed tax law premium limitations for life insurance policies. The payment of a given premium will not necessarily guarantee that your Policy will remain in force. Rather, this depends on the Policy’s cash surrender value. Insufficient premiums may result in lapse of the Policy. Premiums may be allocated among the investment options including the Fixed Account. Additional information about each Portfolio including its investment objective, advisers and any sub-advisers as well as current expenses and certain performance information is included in Appendix A.
Features of the Policy
The Policy has a number of features designed to provide lifetime insurance coverage as well as maximum flexibility in connection with premium payments and death benefits, including flexibility to change the type and amount of the death benefit; flexibility in paying premiums; loan privileges; surrender privileges; and optional insurance benefits.
Cash Value. Your cash value in the Policy reflects your premium payments, the charges we deduct, interest we credit if you have cash value in our fixed interest account, any investment experience you have in our Separate Account, as well as your loan and withdrawal activity.
Specified Face Amount of Insurance. Within certain limits, you may choose your specified face amount of insurance when the Policy is issued. You may also change the amount at any time after the first Policy year, subject to our rules and procedures.
Standard Death Benefit Options. Generally, you have a choice among three options. Under death benefit option A the death benefit is a level amount that equals the specified face amount of the Policy. Under death benefit option

B the death benefit varies and equals the specified face amount of the Policy plus the cash value on the date of death. Under death benefit option C the death benefit varies and equals the specified face amount of the Policy plus the amount by which the Policy premiums paid exceed withdrawals made.
Income Plans. The insurance proceeds can be paid under a variety of income plans that are available under the Policy.
Surrenders, Partial Withdrawals and Loans. Within certain limits, you may take partial withdrawals and loans from the Policy. You may also surrender your Policy for its Cash Surrender Value.
Tax Advantages. In general, you will not pay income taxes on any cash value that accrues in your Policy prior to a distribution. If you meet certain requirements, favorable distribution rules will apply. The death benefit may be subject to Federal and state estate taxes, but your beneficiary will generally not be subject to income tax on the death benefit. In the case of employer-owned life insurance as defined in Section 101(j) of the Internal Revenue Code (the “Code”), the amount of the death benefit excludable from gross income is limited to premiums paid unless the Policy falls within certain specified exceptions and a notice and consent requirement is satisfied before the Policy is issued. As with any taxation matter, you should consult with and rely on the advice of your own tax adviser.
If the Policy is not a modified endowment contract, distributions generally will be treated first as a return of basis or investment in the contract and then as taxable income. However, during the first 15 Policy years, in certain circumstances, a distribution may be subject to tax on an income-out-first basis if there is a gain in the Policy (which is generally when your cash value exceeds the cumulative premiums you paid). Moreover, loans will generally not be treated as distributions prior to termination of your Policy, whether by lapse, surrender or exchange. Finally, neither distributions nor loans from a Policy that is not a modified endowment contract are subject to the 10% penalty tax.
Term Rider. This rider provides coverage on the insured to age 100. The amount of sales charge you pay will be less if coverage is obtained through this rider rather than as part of the Policy. The current charges for the cost of insurance are lower for coverage under the term rider than under the base Policy.
Other Optional Rider Benefits. You may be eligible for certain other benefits provided by rider, subject to certain underwriting requirements and the payment of additional premiums. These are the Enhanced Cash Surrender Value Rider, Interim Term Insurance Benefit, Disability Waiver Rider, Acceleration of Death Benefit Rider, Yearly Renewable Term Insurance Rider, Accidental Death Benefit Rider, Refund of Sales Charge Rider, Term Insurance Rider and the Business Exchange Rider. We will deduct any charges for the rider(s) (other than the charge for the interim term insurance rider) as part of the monthly deduction.
STANDARD DEATH BENEFITS
If the Policy is in force, we will pay your beneficiary the insurance proceeds as of the end of the Valuation Period that includes the insured’s date of death. We will pay this amount after we receive documents that we request as due proof of the insured’s death.
We will pay the proceeds in one sum, including either by check, by placing the amount in an account that earns interest, or by any other method of payment that provides the beneficiary with immediate and full access to the proceeds, or under other settlement options that we may make available. None of these options vary with the investment performance of the Divisions of the Separate Account. More detailed information concerning settlement options is provided under “Income Plans” and on request from your Designated Office. We will pay interest on the proceeds as required by applicable state law.
Unless otherwise requested and subject to state law, the Policy’s death proceeds will generally be paid to the beneficiary through a settlement option called the Total Control Account. The Total Control Account is an interest-bearing account through which the beneficiary has immediate and full access to the proceeds, with unlimited draft writing privileges. We credit interest to the account at a rate that will not be less than a guaranteed minimum annual effective rate. You may also elect to have any Policy surrender proceeds paid into a Total Control Account established for you.
The beneficiary has one year from the date the insurance proceeds are paid to change the selection from a single sum payment to an income plan, as long as we have made no payments from the interest-bearing account. If the terms of the income plan permit the beneficiary to withdraw the entire amount from the plan, the beneficiary can also name contingent beneficiaries.
The insurance proceeds equal:
•	The death benefit under the death benefit option or minimum death benefit that is in effect on the date of death; plus
•	Any additional insurance proceeds provided by rider; minus
•	Any unpaid Policy loans and accrued interest thereon, and any due and unpaid charges accruing during a grace period.
Every state has unclaimed property laws which generally declare life insurance policies to be abandoned after a period of inactivity of three to five years from the date any death benefit is due and payable. For example, if the payment of a death benefit has been triggered, and after a thorough search, we are still unable to locate the beneficiary of the death benefit, the death benefit will be paid to the abandoned property division or unclaimed property office of the state in which the beneficiary, Policy Owner or the Certificate Owner last resided, as shown on our books and records. (“Escheatment” is the formal, legal name for this process.) However, the state is obligated to pay the death benefit (without interest) if your beneficiary steps forward to claim it with the proper documentation and within certain mandated time periods. To prevent your Policy’s death benefit from being paid to the state’s abandoned or unclaimed property office, it is important that you update your beneficiary designation — including complete names and complete address — if and as they change. You should contact your Designated Office in order to make a change to your beneficiary designation.
Standard Death Benefit Options
You can choose among three options. You select which option you want in the Policy application. The three options are:
•	Option A: The death benefit is a level amount and equals the specified face amount of the Policy. For example, assuming no outstanding indebtedness, if on the date of death, the Face Amount is $500,000, then the Death Benefit would be $500,0000.
•	Option B: The death benefit varies and equals the specified face amount of the Policy plus the cash value on the date of death. For example, assuming no indebtedness, if on the date of death the Face Amount is $500,000 and Cash Value is $30,000, then the Death Benefit would be $530,000.
•	Option C: The death benefit varies and equals the specified face amount of the Policy plus the amount by which the Policy premiums paid exceed withdrawals made. For example, assuming no indebtedness, if on the date of death, the Face Amount is $500,000 and the Premium Paid is $50,000 and the Withdrawal Taken is $10,000, the death benefit would be $540,000 ($500,000 + $50,000 - $10,000).
There are issues that you should consider in choosing your death benefit option. For example, under Options B and C, the cash value or other amounts are added to the specified face amount. Therefore, the death benefit will generally be greater under these options than under Option A for Policies with the same specified face amount and premium payments. By the same token, the cost of insurance will generally be greater under Options B and C than under Option A.
You can change your death benefit option after the first Policy year, provided that:
•	Your cash surrender value after the change would be enough to pay at least two monthly deductions.
•	The specified face amount continues to be no less than the minimum we allow after a decrease.
•	The total premiums you have paid do not exceed the then current maximum premium limitations permitted under IRS rules.
•	You provide evidence satisfactory to us of the insured’s insurability, as we may require.
Any change will be effective on the monthly anniversary on or immediately following the Date of Receipt of the request (or following the date we approve it if we require evidence of insurability). A change in death benefit option will cause us to automatically increase or decrease your specified face amount so that the amount of the death benefit is not changed on the effective date of the new death benefit option.
Before you change your death benefit option you should consider the following:
•	If the term insurance portion of your death benefit changes, as it may with a change from Option A to B or C and vice versa, the term insurance charge will also change. This will affect your cash value and, in some cases, the death benefit levels.
•	If your specified face amount changes because of the change in death benefit option, consider also the issues presented by changing your specified face amount that are described under “Specified Face Amount,” below. These issues include the possibility that your Policy would become a modified endowment contract; that you would receive a taxable distribution; and that the maximum premium amounts that you can pay would change.
Minimum Death Benefit
In no event will the Policy death benefit (plus the proceeds under any term rider on the insured’s life) be lower than the minimum amount required to maintain the Policy as life insurance under the federal income tax laws as in effect on the date your Policy is issued. We determine this minimum by applying the Cash Value Accumulation Test.
Under the Cash Value Accumulation Test, your death benefit is never less than the amount of your Policy’s cash value at the insured’s date of death, multiplied by a factor set forth in your Policy. This factor varies depending upon the insured’s age at the date of death, and it declines as the insured grows older.
Specified Face Amount
Choosing Your Initial Specified Face Amount. The specified face amount is the basic amount of insurance specified in your Policy. The Minimum Initial Specified Face amount is the smallest amount of specified face amount for which a Policy may be issued. Currently this amount is $100,000. If the term insurance rider is purchased, the specified face amount and term rider amount are combined to determine the Minimum Initial Specified Face Amount. You should consider whether to take all of your coverage as specified face amount or whether to take some coverage, if available, under our term insurance benefit.

The term insurance benefit provides coverage on the insured to age 100. You may purchase this rider, if available, only at the time of Policy issue. By electing to take part of your coverage under the term insurance rider, you can reduce the amount of sales charges and current cost of insurance charges that you otherwise would pay.
Changing Your Specified Face Amount. Generally, you may change your specified face amount at any time after the first Policy year subject to certain criteria specified below. Any change will be effective on: the monthly anniversary on or next following the (a) Date of Receipt of your request; or (b) if we require evidence of insurability, the date we approve your request.
The Specified Face Amount of insurance may not be reduced to less than $100,000 during the first five Policy years or to less than $50,000 after the fifth Policy year. These minimums also apply to decreases that result from partial withdrawals or changes in death benefit options. If there have been previous specified face amount increases, any decreases in specified face amount will be made in the following order: (i) the specified face amount provided by the most recent increase; (ii) the next most recent increases successively; and (iii) the initial specified face amount. You may increase the specified face amount only if the cash surrender value after the change is large enough to cover at least two monthly deductions based on your most recent cost of term insurance charge. Any increase may require that we receive additional evidence of insurability that is satisfactory to us. We may also impose a one-time underwriting charge.
Before you change your specified face amount you should consider the following:
•	The term insurance portion of your death benefit will change and so will the term insurance charge. This will affect the insurance charges, cash value and, in some cases, death benefit levels.
•	Reducing your specified face amount may result in our returning an amount to you which, if it occurs during the first 15 Policy years, could then be taxed on an income first basis.
•	The amount of additional premiums that the tax laws permit you to pay into your Policy may increase or decrease. The additional amount you can pay without causing your Policy to be a modified endowment contract for tax purposes may also increase or decrease.
•	In some circumstances, the Policy could become a modified endowment contract.
•	The sales charge and the administration charge may change. This is because an increase or decrease in the specified face amount will result in an increase or decrease in the annual target premium on which these charges are based.
OTHER BENEFITS AVAILABLE UNDER THE POLICY
In addition to the standard death benefit associated with your Policy, other standard and/or optional benefits may also be available to you. The following table summarizes information about those benefits. Information about the fees associated with each benefit included in the table may be found in the Additional Information About Fees.
NAME OF BENEFIT	PURPOSE	IS BENEFIT STANDARD OR OPTIONAL?	BRIEF DESCRIPTION OF RESTRICTIONS OR LIMITATIONS
Interim Term Insurance Benefit Rider	This rider provides a term insurance benefit if any insured person dies on or after the date of the rider and before the date of the policy. This rider will not advance	Optional	Available only at the time you apply for the Policy.

NAME OF BENEFIT	PURPOSE	IS BENEFIT STANDARD OR OPTIONAL?	BRIEF DESCRIPTION OF RESTRICTIONS OR LIMITATIONS
the time of payment of any dividend or any endowment date under the policy.
Term Insurance Rider	This rider provides term insurance on the life of the insured, payable to the beneficiary if the insured dies prior to the end of the coverage period.	Optional	Available only at the time you apply for the Policy. Rider may not be reinstated after a written request to terminate the rider is received.
Enhanced Cash Surrender Value	The Enhanced Cash Surrender Value Rider will refund a portion of charges upon full surrender of the policy within the stated period.	Optional	Available only at the time you apply for the Policy.
Acceleration of Death Benefit Rider	This rider provides for early payment of a portion of the face amount of insurance upon proof of terminal illness of the insured resulting in a life expectancy of 12 months or less.	Optional	Benefit is provided to you only if elected by your employer. Available to purchase throughout the life of the policy.
Business Exchange Rider	The Policyholder has the right to exchange insurance on the life of an Insured who is age 65 or less for insurance on the life of another.	Optional	Only available if purchased for all of the executives in the plan at inception. Request for the exchange must be in writing.
Refund of Sales Charge Rider	If a policy is surrendered during the first five policy years, we will refund to the policy owner any sales charge deducted within 365 days preceding the policy surrender	Optional	Available only at the time you apply for the Policy. Not available when Enhanced Cash Value Rider is added to the policy.
Interest Income	The amount applied to this income option will earn interest which will be paid monthly.	Standard	Withdrawals of at least $500 each may be made at any time by written request.
Installment Income for a Stated Period	Payments under this income option will be made in monthly installment	Standard	The period chosen can be from 1 to 30 years.

NAME OF BENEFIT	PURPOSE	IS BENEFIT STANDARD OR OPTIONAL?	BRIEF DESCRIPTION OF RESTRICTIONS OR LIMITATIONS
payments over a chosen period.
Installment Income of a Stated Amount	Payment under this income option will be made in monthly installment payments of a chosen amount until the chosen amount applied with interest is paid.	Standard
Single Life Income-Guaranteed Payment Period	Payment under this income option will be made monthly during the lifetime of the payee with a chosen guaranteed payment period.	Standard	The guaranteed period can be 10, 15 or 20 years.
Single Life Income-Guaranteed Return	Payment under this income option will be made monthly during the lifetime of the payee.	Standard	If the payee dies before the total amount applied under this plan has been paid, the remainder will be paid in one sum as a death benefit.
Joint and Survivor Life Income	Payment under this income option will be made monthly and paid jointly to two persons during their lifetime and will continue during the remaining lifetime of the survivor.	Standard	A total payment period of 10 years is guaranteed.
BUYING THE POLICY
Issuing a Policy
If you want to own a Policy, then you must complete an application, which must be received by your Designated Office. We reserve the right to reject an application for any reason permitted by law, and our acceptance of an application is subject to our insurance underwriting rules.
We offer other variable life insurance policies that have different death benefits, policy features, portfolio selections, and optional programs. However, these other policies also have different charges that would affect your performance and cash values. To obtain more information about these other policies, contact your Designated Office or your sales representative.
There are three types of underwriting available under the Policy. We decide which type to use based on the total number of eligible possible insureds within the eligible group for whom a Policy could be purchased and the percentage of those insureds for whom a Policy is actually purchased. The three types of underwriting are:
Guaranteed Issue — requires the least evidence of insurability and rating classification;

Simplified Underwriting — requires more evidence of insurability and rating classification; and
Full Underwriting — requires the most evidence of insurability and rating classification.
An insured who is a standard risk under Simplified Underwriting or Guaranteed Issue may have a higher cost of term insurance rate than would apply to the same insured under Full Underwriting.
Generally, we will issue a Policy only for insureds that are age 70 or less (although we may decide to permit an insured that is older) that have provided evidence of insurability that we find acceptable. An “insured” is the person upon whose life we issue the Policy. For the purpose of computing the insured’s age under the Policy, we start with the insured’s age on the Date of Policy which is set forth in the Policy. Age under the Policy at any other time is then computed using that issue age and adding the number of full Policy years completed.
The Date of Policy is usually the date the Policy application is approved and premiums are accepted. We use the Date of Policy to calculate the Policy years (and Policy months and monthly anniversaries). To preserve a younger age for the insured, we may permit a Date of Policy that is earlier than the date the application is approved if there have been no material misrepresentations in the application. You may request that your Date of Policy be the same date the planned periodic premium is received. In these cases, you would incur a charge for insurance protection before insurance coverage starts.
Insurance coverage under the Policy will generally begin at the time the application is approved. For coverage to be effective, the insured’s health on the date of such approval must be the same as stated in the application and, in most states, we can require that the insured not have sought medical advice or treatment between the date of the application and the date of approval.
Payment and Allocation of Premiums
You can make voluntary planned periodic premium payments and unscheduled premium payments. The payment of a given premium won’t necessarily guarantee that your Policy will remain in force. Rather, this depends on your Policy’s Cash Surrender Value. If the cash surrender value on any monthly anniversary is less than the monthly deduction you will need to make a premium payment within the grace period to cover the monthly deduction. If the Insured dies during the grace period the insurance proceeds will be payable.
Paying Premiums
We accept premium payments made by check or cashier’s check. We do not accept cash, money orders or traveler’s checks. You can make premium payments, subject to certain limitations discussed below.
Voluntary Planned Periodic Premium Schedule. You choose the schedule on your application. The schedule sets forth the amount of premiums, fixed payment intervals and the period of time that you intend to pay premiums. The schedule can be: (a) annual; (b) semi-annual; or (c) through another method to which we agree. After payment of the first planned periodic premium, you do not have to pay premiums in accordance with your voluntary planned period premium schedule.
Unscheduled Premium Payment Option. You also can make other premium payments at any time.
Premium payments sent by regular U.S. mail should be addressed to: MetLife, P.O. Box 70501, Philadelphia, PA 19176-0501. Premium payments sent by express mail or courier service should be addressed to: MetLife, Lockbox #70501, Wells Fargo Bank MAC Y1372-045, 401 Market Street, Philadelphia, PA 19106. Make check payable to: Metropolitan Life Insurance Company.

If you send premium payments or transaction requests to an address other than the one we have designated for receipt of such payments or requests, we may return the premium payment to you, or there may be a delay in applying the payment or transaction to your Policy.
Maximum and Minimum Premium Payments
•	The first premium may not be less than the planned premium unless agreed to by us.
•	After the first Policy year, your voluntary planned periodic payments must be at least $100, whether on an annual or semiannual basis.
•	Unscheduled premium payments must be at least $100 each. We may change this minimum amount on 90 days notice to you.
•	You may not pay premiums that exceed tax law premium limitations for life insurance policies. We will return any amounts that exceed these limits, except that we will keep any amounts that are required to keep the Policy from terminating. We will let you make premium payments that would turn your Policy into a modified endowment contract, but we will tell you of this status in your annual statement, and if possible, we will tell you how to reverse the status.
•	We reserve the right not to sell a Policy to any group or individual associated with such group if the total amount of annual premium that is expected to be paid in connection with all Policies sold to the group or individuals associated with such group is less than $250,000.
•	We may require evidence of insurability for premium payments that cause the minimum death benefit to exceed the death benefit then in effect under the death benefit option chosen.
Allocating Net Premium
Your allocations of net premiums to the Fixed Account are effective as of the Investment Start Date. Your allocations of net premiums to the Divisions of the Separate Account are effective as of the end of the free look period. During the free look period, we allocate the net premium payments you allocated to the Divisions to a money market Division. At the end of the free look period, we will allocate your cash value in that Division among all the Divisions according to your net premium allocation instructions.
For policies issued in California, we allocate net premiums to the Divisions as of the Investment Start Date. If you are age 60 or older, and you allocate 100% of your initial net premium to a money market Division in order to receive a refund of premiums should you cancel the Policy during the free look period, we will not automatically transfer your cash value or reallocate your future premiums once the free look period has ended. You must contact us to request a transfer or reallocation.
You can instruct us to allocate your net premiums among the Fixed Account and the Divisions. You can change your allocations (effective after the end of the free look period) at any time by giving us written notification at your Designated Office or in any other manner that we permit. If you have cash value of at least $60,000,000 in the Fixed Account for all Policies you own, we will have to give prior approval to any allocation of net premium or transfer of cash value to the Fixed Account.
HOW YOUR POLICY CAN LAPSE
Lapse
Termination. We will terminate your Policy without any Cash Surrender Value or death benefit if:
•	The Cash Surrender Value is less than the monthly deduction; and

•	We do not receive a sufficient premium payment within the 61-day grace period to cover the monthly deduction. We will mail you notice if any grace period starts.
Reinstatement: Upon your request, we will reinstate your Policy (without reinstating any amounts in a Policy loan account), subject to certain terms and conditions that the Policy provides. If you meet the requirements to reinstate a lapsed Certificate your face amount will be reinstated to the amount in effect immediately prior to the lapse. We must receive your request within 3 years (or any longer period required by state law) after the end of the grace period and before the Final Date. You also must provide us:
•	A written application for reinstatement (the date we approve the application will be the effective date of the reinstatement).
•	Evidence of insurability that we find satisfactory.
•	An additional premium amount that the Policy prescribes for this purpose.
MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR POLICY
Surrender and Withdrawal Privileges
You can surrender your Policy for its cash surrender value. We may ask you to return the Policy before we honor your request to surrender your Policy. You can choose to have the proceeds paid in a single sum, or under an income plan. If the insured dies after you surrender the Policy but before the end of the Policy month in which you surrendered the Policy, we will pay your beneficiary an amount equal to the difference between the Policy’s death benefit and its cash value, computed as of the surrender date.
Requests for surrenders and withdrawals that are received in good order are effective on the Date of Receipt. A request is considered in “good order” if it complies with our administrative procedures and the required information is complete and accurate. In those cases, the effective time is at the end of the Valuation Period during which we receive them at your Designated Office. (Some exceptions to this general rule are noted below.)
A Valuation Period is the period between two successive Valuation Dates. A Valuation Period begins at the close of regular trading on the New York Stock Exchange on a Valuation Date and ends at the close of regular trading on the New York Stock Exchange on the next succeeding Valuation Date. The close of regular trading is 4:00 p.m., Eastern Time on most days.
The Valuation Date is each day on which the Exchange is open for trading.
You can make partial withdrawals if:
•	the withdrawal would not result in the cash surrender value being less than sufficient to pay 2 monthly deductions;
•	the withdrawal is at least $250;
•	the withdrawal would not result in total premiums paid exceeding any then current maximum premium limitation determined by Code rules; and
•	the withdrawal would not result in your specified face amount falling below the minimum allowable amount after a decrease, as described under “Insurance Proceeds — Specified Face Amount — Changing Your Specified Face Amount,” above.

If you make a request for a partial withdrawal that is not permitted, we will tell you and you may then ask for a smaller withdrawal or surrender the Policy. We will deduct your withdrawal from the Fixed Account and the Divisions in the same proportion that the Policy’s cash value in each such option bears to the total cash value of the Policy in the Fixed Account and the Divisions. The maximum amount that you may withdraw from the Fixed Account in any Policy year is the greater of $50 or 25% of the largest amount in the Fixed Account over the last four Policy years.
We may withhold payment of surrender, withdrawal or loan proceeds if any portion of those proceeds would be derived from a check that has not yet cleared (i.e., that could still be dishonored by your banking institution). We may use telephone, fax, Internet or other means of communications to verify that payment from the check has been or will be collected. We will not delay payment longer than necessary for us to verify that payment has been or will be collected. You may avoid the possibility of delay in the disbursement of proceeds coming from a check that has not yet cleared by providing us with a certified check.
Before surrendering your Policy or requesting a partial withdrawal, you should consider the following:
•	Amounts received may be taxable as income and, if your Policy is a modified endowment contract, subject to certain tax penalties;
•	Your Policy could become a modified endowment contract;
•	For partial withdrawals, your death benefit will decrease, generally by the amount of the withdrawal;
•	For partial withdrawals, your specified face amount may also decrease. For Option A Policies, your specified face amount will decrease by the amount of the withdrawal. For Option B Policies, a withdrawal will not decrease the specified face amount. For Option C Policies, your specified face amount will decrease by the amount, if any, by which cumulative withdrawals exceed cumulative premiums paid.
In some cases you may be better off taking a Policy loan, rather than a partial withdrawal.
ADDITIONAL INFORMATION ABOUT FEES
Fee Tables
The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the Policy. Please refer to your Policy’s specifications page for information about the specific fees you will pay each year based on the options that you have elected.
The first table describes the fees and expenses that you will pay at the time that you buy the Policy, surrender or make withdrawals from the Policy, or transfer cash value between investment options.
Transaction Fees
Charge	When Charge is Deducted	Maximum Amount Deducted	Current Amount Deducted
Maximum Sales Charge (Load) (as a percentage of annual target premium paid)(1)

Charge	When Charge is Deducted	Maximum Amount Deducted	Current Amount Deducted
• Metflex(2)	On payment of premium	9%	6.5% (for Policy Years 1 to 10) 3% (for Policy Years 11 and later)
State Tax Charge (as a percentage of each premium payment)	On payment of premium	2.25%	2.25%
Federal Tax Charge (as a percentage of each premium payment)	On payment of premium	1.2%	1.2%
Administrative Charge
• MetFlex(3)	On payment of premium	1.05%	0.55% (for Policy Years 1 to 10) 1.05% (for Policy Years 11 and later)
Transfer Fee	On transfer of cash value among Divisions or to or from the Fixed Account	$25 per transfer	Not currently charged
Enhanced Cash Surrender Value Rider(4)	On premium payments made during the first five Policy years	0.25%	0.25%
Underwriting Charge (applies only if you request an increase in your specified face amount	On face amount increase	$3 per $1,000 of increase	Not currently charged
Interim Term Insurance Benefit
Cost of Insurance: • Minimum and Maximum Charge	On payment of first premium if rider is elected	$0.03 to $33.82 per $1,000 of term insurance amount	$0.03 to $33.79 per $1,000 of term insurance amount
• Charge for a representative insured(5)		$0.27 per $1,000 of term insurance amount	$0.15 per $1,000 of term insurance amount
(1)	The Annual Target Premium is equal to, 100% of the estimated annual amount that satisfied the 7-Pay test based on the issue age of the insured, the specified face amount of insurance of the base Policy only (excluding the Term Rider) and standard underwriting class. (increased and decreased proportionately for increases and decreases in the specified face amount of the Policy, which could, in turn, increase or decrease sales and administrative charges.)
(2)	For Metflex Policies the maximum sales charge is 9% of annual target premium paid for Policy Years 1 to 10 and 3% of annual target premiums paid for Policy Years 11 and later. The current sales charge for premiums paid in excess of annual target premiums in all Policy Years is 0%.
(3)	The current administrative charge for premiums paid in excess of annual targe premiums in all Policy Years is 0.05%.
(4)	For MetFlex Policies issued with the Enhanced Cash Surrender Value Rider if you request a full cash withdrawal during the first ten Policy years, we will refund (a) part of the cumulative charges we have deducted from your premium payments and (b) part of the cost of term insurance we have deducted in the current Policy year. This rider is subject to state approval.
(5)	A Representative Insured is a male, issue age 47, nonsmoker, Guaranteed Issue underwriting class.
The next table describes the fees and expenses that you will pay periodically during the time that you own the Policy, not including Portfolio fees and expenses.

Periodic Charges Other Than Annual Portfolio Expenses
Charge	When Charge is Deducted	Maximum Amount Deducted	Current Amount Deducted
Base Contract Charges
Cost of Term Insurance for coverage under base policy(1)(2)
• Minimum and Maximum Charge	Monthly	$0.03 to $35.30 per $1,000 of term insurance amount	$0.03 to $33.79 per $1,000 of term insurance amount
• Charge for a representative insured.(3)		$0.27 per $1,000 of term insurance amount	$0.15 per $1,000 of term insurance amount
Mortality and Expense Risk Charge [4]
• MetFlex	Monthly	Effective annual rate up to 0.90%	• 0.40% (Policy Years 1 to 9) • 0.20% (Policy Years 10 to 20) • 0.10% (thereafter)
Loan Interest Spread(5)	Annually	Annual rate of 2% of the loan amount	Annual rate of 0.25% of the loan amount
Optional Benefit Charges
Disability Waiver Rider(2)
• Minimum and Maximum Charge	Monthly	$0.012 to $0.092 per $1,000 of insurance amount	$0.012 to $0.092 per $1,000 of insurance amount
• Charge for a representative insured(3)		$0.053 per $1,000 of insurance amount	$0.053 per $1,000 of insurance amount
Yearly Renewable Term Insurance Rider(2)
• Minimum and Maximum Charge	Monthly	$0.09 to $30.45 per $1,000 of term insurance amount	$0.03 to $14.34 per $1,000 of term insurance amount
• Charge for a representative insured(3)		$0.27 per $1,000 of term insurance amount	$0.19 per $1,000 of term insurance amount
Accidental Death Benefit Rider(2)
• Minimum and Maximum Charge	Monthly	$0.07 to $0.116 per $1,000 of accidental death benefit amount	$0.07 to $0.116 per $1,000 of accidental death benefit amount
• Charge for a representative insured(3)		$0.078 per $1,000 of accidental death benefit amount	$0.078 per $1,000 of accidental death benefit amount
Term Insurance Rider(2)
• Minimum and Maximum Charge	Monthly	$0.03 to $33.82 per $1,000 of term insurance amount	$0.02 to $25.34 per $1,000 of term insurance amount
• Charge for a representative insured(3)		$0.27 per $1,000 of term insurance amount	$0.11 per $1,000 of term insurance amount
(1)	The cost of term insurance charge varies based on anticipated variations in our costs or risks associated with the group or individuals in the group that the charge was intended to cover.
(2)	This charge varies based on individual characteristics of the insured or of individuals in the group that the charge was intended to cover, and may not be representative of the charge that you will pay. You can obtain more information about the charges that would apply by contacting your insurance sales representative. Your Policy will indicate the charges applicable to your Policy. If you would like, we will provide you with an illustration of the impact of these and other charges under the Policy, based on various assumptions.
(3)	A Representative Insured is a male, issue age 47, nonsmoker, Guaranteed Issue underwriting class.

(4)	We are waiving the following amounts of the Mortality and Expense Risk Charge: 0.08% for the Division investing in the Brighthouse/Wellington Large Cap Research Portfolio; and an amount equal to the underlying portfolio expenses that are in excess of 0.91% for the Division investing in the Brighthouse/Wellington Core Equity Opportunities Portfolio (Class A), in excess of 1.34% for the Division investing in the Brighthouse/Artisan Mid Cap Value Portfolio (Class B), in excess of 1.15% for the Division investing in the Brighthouse Small Cap Value Portfolio (Class B), and in excess of 0.62% for the Division investing in the Invesco Global Equity Portfolio (Class A).
(5)	We charge interest on Policy loans but credit you with interest on the amount of the cash value we hold as collateral for the loan. The loan interest spread is the excess of the interest rate we charge over the interest rate we credit.
Annual Portfolio Expenses
The next table shows the minimum and maximum total operating expenses charged by the Portfolios that you may pay periodically during the time that you own the Policy. A complete list of the Portfolios available under the Certificate, including their current expenses, may be found in Appendix A at the back of this document.
	Minimum	Maximum
Annual Portfolio Expenses (expenses that are deducted from Portfolio assets, including management fees, distribution and/or service (12b-1) fees, and other expenses)	0.24%	1.52%

APPENDIX A: PORTFOLIOS AVAILABLE UNDER THE POLICY
The following is a list of the Portfolios currently available under the Policy. More information about the Portfolios is available in the prospectuses for the Portfolios, which may be amended from time to time and can be found online at dfinview.com/metlife/tahd/MET000229. You can also request this information at no cost by calling 1-877-638-3932 or by contacting us at sbrservice@metlife.com.
The current expenses and performance information below reflects fees and expenses of the Portfolios, but does not reflect the other fees and expenses that the Policy may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Portfolio’s past performance is not necessarily an indication of future performance.
INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2020)
			1 YEAR	5 YEAR	10 YEAR
Seeks long-term growth of capital.	AB VPS Global Thematic Growth Portfolio* - Class B AllianceBernstein L.P.	1.20%	39.08%	17.03%	9.67%
Seeks to generate income and price appreciation without assuming what the Adviser considers undue risk.	AB VPS Intermediate Bond Portfolio - Class B AllianceBernstein L.P.	1.52%	5.64%	4.01%	3.56%
Seeks a high level of current income. Its secondary investment objective is capital appreciation.	American Funds American High-Income Trust* (formerly known as American Funds High-Income Bond Fund) - Class 2 Capital Research and Management CompanySM	0.58%	7.94%	8.34%	5.57%
Seeks growth of capital.	American Funds Growth Fund - Class 2 Capital Research and Management CompanySM	0.61%	52.10%	22.75%	16.85%
Seeks long-term growth of capital.	American Funds International Fund - Class 2 Capital Research and Management CompanySM	0.80%	13.97%	10.73%	6.68%
Seeks a high level of current income consistent with prudent investment risk and preservation of capital.	American Funds U.S. Government Securities Fund* (formerly known as American Funds U.S. Government/AAA-Rated Securities Fund) - Class 2 Capital Research and Management CompanySM	0.48%	9.80%	3.67%	3.10%
Seeks to maximize total return by allocating its assets among stocks, bonds, short-term instruments, and other investments.	Asset Manager: Growth Portfolio - Service Class Fidelity Management & Research Company LLC	0.79%	17.09%	10.00%	8.45%
Seeks long-term growth of capital.	Baillie Gifford International Stock Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Baillie Gifford Overseas Limited	0.72%	26.58%	14.72%	7.64%

INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2020)
			1 YEAR	5 YEAR	10 YEAR
Seeks a competitive total return primarily from investing in fixed-income securities.	BlackRock Bond Income Portfolio - Class A Brighthouse Investment Advisers, LLC Subadviser: BlackRock Advisors, LLC	0.39%	8.60%	4.99%	4.57%
Seeks long-term growth of capital.	BlackRock Capital Appreciation Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: BlackRock Advisors, LLC	0.63%	40.66%	20.74%	15.29%
Seeks a high level of current income consistent with preservation of capital.	BlackRock Ultra-Short Term Bond Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: BlackRock Advisors, LLC	0.36%	0.43%	1.12%	0.56%
Seeks growth of capital.	Brighthouse Asset Allocation 100 Portfolio - Class B Brighthouse Investment Advisers, LLC	0.99%	18.91%	12.80%	10.36%
Seeks a high level of current income, with growth of capital as a secondary objective.	Brighthouse Asset Allocation 20 Portfolio* - Class B Brighthouse Investment Advisers, LLC	0.89%	9.52%	5.90%	4.98%
Seeks high total return in the form of income and growth of capital, with a greater emphasis on income.	Brighthouse Asset Allocation 40 Portfolio - Class B Brighthouse Investment Advisers, LLC	0.88%	11.04%	7.57%	6.45%
Seeks a balance between a high level of current income and growth of capital, with a greater emphasis on growth of capital.	Brighthouse Asset Allocation 60 Portfolio - Class B Brighthouse Investment Advisers, LLC	0.90%	13.85%	9.42%	7.92%
Seeks long-term capital appreciation.	Brighthouse Small Cap Value Portfolio* - Class B Brighthouse Investment Advisers, LLC Subadviser: Delaware Investments Fund Advisers; Wells Capital Management Incorporated	1.11%	-0.57%	9.74%	8.09%
Seeks capital appreciation.	Brighthouse/Aberdeen Emerging Markets Equity Portfolio* - Class B Brighthouse Investment Advisers, LLC Subadviser: Aberdeen Asset Managers Limited	1.19%	27.30%	13.55%	3.40%
Seeks long-term capital growth.	Brighthouse/Artisan Mid Cap Value Portfolio* - Class B Brighthouse Investment Advisers, LLC Subadviser: Artisan Partners Limited Partnership	1.03%	5.98%	9.35%	8.82%

INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2020)
			1 YEAR	5 YEAR	10 YEAR
Seeks long-term capital appreciation with some current income.	Brighthouse/Wellington Balanced Portfolio - Class A Brighthouse Investment Advisers, LLC Subadviser: Wellington Management Company LLP	0.53%	17.72%	11.41%	10.60%
Seeks to provide a growing stream of income over time and, secondarily, long-term capital appreciation and current income.	Brighthouse/Wellington Core Equity Opportunities Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Wellington Management Company LLP	0.61%	11.27%	13.22%	11.80%
Seeks long-term capital appreciation.	Brighthouse/Wellington Large Cap Research Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Wellington Management Company LLP	0.55%	22.27%	14.95%	13.87%
Seeks total return through investment in real estate securities, emphasizing both capital appreciation and current income.	Clarion Global Real Estate Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: CBRE Clarion Securities LLC	0.64%	-4.78%	4.15%	5.50%
Seeks long-term capital appreciation.	Contrafund ® Portfolio - Service Class Fidelity Management & Research Company LLC	0.71%	30.43%	16.07%	13.40%
Seeks high total return by investing primarily in fixed income securities of government and government-related issuers and, to a lesser extent, of corporate issuers in emerging market countries.	Emerging Markets Debt Portfolio - Class I Morgan Stanley Investment Management Inc. Subadviser: Morgan Stanley Investment Management Limited	1.15%	5.55%	6.36%	4.79%
Seeks long-term capital appreciation by investing primarily in growth-oriented equity securities of issuers in emerging market countries.	Emerging Markets Equity Portfolio* - Class I Morgan Stanley Investment Management Inc. Subadviser: Morgan Stanley Investment Management Company	1.25%	14.44%	10.24%	3.04%

INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2020)
			1 YEAR	5 YEAR	10 YEAR
Seeks reasonable income. The fund will also consider the potential for capital appreciation. The fund's goal is to achieve a yield which exceeds the composite yield on the securities comprising the S&P 500® Index.	Equity-Income Portfolio - Service Class Fidelity Management & Research Company LLC	0.63%	6.55%	10.57%	10.05%
Seeks capital appreciation.	Franklin Mutual Global Discovery VIP Fund - Class 2 Franklin Mutual Advisers, LLC	1.22%	-4.46%	5.14%	6.27%
Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.	Freedom 2020 Portfolio - Initial Class Fidelity Management & Research Company LLC	0.53%	15.06%	10.00%	8.16%
Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.	Freedom 2025 Portfolio - Initial Class Fidelity Management & Research Company LLC	0.56%	15.95%	10.58%	8.89%
Seeks maximum capital appreciation.	Frontier Mid Cap Growth Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Frontier Capital Management Company, LLC	0.73%	31.70%	16.91%	13.57%
Seeks long-term growth of capital.	Goldman Sachs Small Cap Equity Insights Fund* - Institutional Shares Goldman Sachs Asset Management, L.P.	0.81%	8.56%	11.22%	10.62%
Seeks as high a level of current income as is consistent with preservation of capital and liquidity.	Government Money Market Portfolio - Initial Class Fidelity Management & Research Company LLC	0.24%	0.32%	0.97%	0.52%
Seeks long-term capital appreciation.	Harris Oakmark International Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Harris Associates L.P.	0.76%	5.37%	7.30%	6.48%
Seeks a high level of current income, while also considering growth of capital.	High Income Portfolio - Initial Class Fidelity Management & Research Company LLC	0.67%	2.72%	6.99%	5.58%
Seeks capital appreciation.	Invesco Global Equity Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Invesco Advisers, Inc.	0.57%	27.92%	15.13%	11.83%

INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2020)
			1 YEAR	5 YEAR	10 YEAR
Seeks long-term growth of capital.	Invesco Small Cap Growth Portfolio* - Class B Brighthouse Investment Advisers, LLC Subadviser: Invesco Advisers, Inc.	1.06%	56.76%	19.89%	15.72%
Seeks capital growth and income through investments in equity securities, including common stocks, preferred stocks and securities convertible into common and preferred stocks.	Invesco V.I. Comstock Fund - Series II Invesco Advisers, Inc.	1.01%	-1.09%	8.30%	9.18%
Seeks long-term growth of capital.	Invesco V.I. International Growth Fund - Series I Invesco Advisers, Inc.	0.92%	14.00%	8.82%	6.72%
Seeks as high a level of current income as is consistent with the preservation of capital.	Investment Grade Bond Portfolio - Service Class Fidelity Management & Research Company LLC	0.49%	9.33%	5.35%	4.25%
Seeks long-term capital growth, consistent with preservation of capital and balanced by current income.	Janus Henderson Balanced Portfolio - Service Shares Janus Capital Management LLC	0.87%	14.03%	11.53%	9.95%
Seeks long-term growth of capital.	Janus Henderson Enterprise Portfolio - Service Shares Janus Capital Management LLC	0.97%	19.18%	17.92%	14.97%
Seeks long-term growth of capital.	Janus Henderson Forty Portfolio - Service Shares Janus Capital Management LLC	1.01%	39.03%	20.73%	16.73%
Seeks long-term growth of capital.	Janus Henderson Research Portfolio - Institutional Shares Janus Capital Management LLC	0.60%	32.95%	17.67%	14.67%
Seeks long-term growth of capital.	Jennison Growth Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Jennison Associates LLC	0.54%	56.80%	23.52%	18.67%
Seeks long-term capital growth.	JPMorgan Small Cap Value Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: J.P. Morgan Investment Management Inc.	0.75%	6.34%	8.25%	7.17%
Seeks long-term growth of capital.	Loomis Sayles Growth Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Loomis, Sayles & Company, L.P.	0.57%	32.54%	13.33%	14.42%
Seeks long-term capital growth from investments in common stocks or other equity securities.	Loomis Sayles Small Cap Core Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Loomis, Sayles & Company, L.P.	0.90%	12.07%	11.45%	11.07%

INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2020)
			1 YEAR	5 YEAR	10 YEAR
Seeks to track the performance of the Bloomberg Barclays U.S. Aggregate Bond Index.	MetLife Aggregate Bond Index Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Advisors, LLC	0.27%	7.21%	4.21%	3.58%
Seeks to track the performance of the Standard & Poor’s MidCap 400® Composite Stock Price Index.	MetLife Mid Cap Stock Index Portfolio - Class A Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Advisors, LLC	0.32%	13.39%	12.08%	11.25%
Seeks to track the performance of the MSCI EAFE® Index.	MetLife MSCI EAFE® Index Portfolio - Class A Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Advisors, LLC	0.39%	7.85%	7.46%	5.33%
Seeks to track the performance of the Russell 2000® Index.	MetLife Russell 2000® Index Portfolio - Class A Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Advisors, LLC	0.33%	19.62%	13.22%	11.21%
Seeks to track the performance of the Standard & Poor’s 500® Composite Stock Price Index.	MetLife Stock Index Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Advisors, LLC	0.27%	18.10%	14.93%	13.60%
Seeks capital appreciation.	MFS ® Global Equity Series* - Service Class Massachusetts Financial Services Company	1.17%	13.04%	11.92%	10.36%
Seeks total return with an emphasis on high current income, but also considering capital appreciation.	MFS ® High Yield Portfolio* - Service Class Massachusetts Financial Services Company	0.97%	4.85%	7.00%	5.66%
Seeks capital appreciation.	MFS ® New Discovery Series* - Service Class Massachusetts Financial Services Company	1.12%	45.58%	22.68%	14.41%
Seeks capital appreciation.	MFS ® Research International Portfolio* - Class B Brighthouse Investment Advisers, LLC Subadviser: Massachusetts Financial Services Company	0.89%	13.02%	9.64%	6.05%
Seeks a favorable total return through investment in a diversified portfolio.	MFS ® Total Return Portfolio* - Class B Brighthouse Investment Advisers, LLC Subadviser: Massachusetts Financial Services Company	0.86%	9.49%	8.63%	8.22%
Seeks capital appreciation.	MFS ® Value Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Massachusetts Financial Services Company	0.58%	3.96%	10.43%	11.24%
Seeks long-term growth of capital.	Mid Cap Portfolio - Service Class 2 Fidelity Management & Research Company LLC	0.87%	17.87%	10.79%	9.22%
Seeks capital appreciation.	Morgan Stanley Discovery Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Morgan Stanley Investment Management Inc.	0.63%	153.77%	38.34%	21.41%

INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2020)
			1 YEAR	5 YEAR	10 YEAR
Seeks high total return, consisting principally of capital appreciation.	Neuberger Berman Genesis Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Neuberger Berman Investment Advisers LLC	0.85%	25.11%	15.77%	12.93%
Seeks maximum real return consistent with preservation of real capital and prudent investment management.	PIMCO All Asset Portfolio* - Administrative Class Pacific Investment Management Company LLC Subadviser: Research Affiliates, LLC	1.28%	8.01%	7.95%	4.65%
Seeks maximum real return, consistent with prudent investment management.	PIMCO CommodityRealReturn® Strategy Portfolio* - Administrative Class Pacific Investment Management Company LLC	1.24%	1.35%	2.67%	-5.39%
Seeks maximum real return, consistent with preservation of capital and prudent investment management.	PIMCO Inflation Protected Bond Portfolio - Class A Brighthouse Investment Advisers, LLC Subadviser: Pacific Investment Management Company LLC	0.78%	11.85%	5.33%	3.72%
Seeks maximum total return, consistent with preservation of capital and prudent investment management.	PIMCO Long-Term U.S. Government Portfolio - Administrative Class Pacific Investment Management Company LLC	0.85%	17.39%	7.33%	7.31%
Seeks maximum total return, consistent with preservation of capital and prudent investment management.	PIMCO Low Duration Portfolio - Administrative Class Pacific Investment Management Company LLC	0.69%	2.99%	2.01%	1.79%
Seeks maximum total return, consistent with the preservation of capital and prudent investment management.	PIMCO Total Return Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Pacific Investment Management Company LLC	0.56%	8.82%	4.98%	4.05%
Seeks capital appreciation by investing in a diversified portfolio of securities consisting primarily of common stocks.	Pioneer Mid Cap Value VCT Portfolio - Class I Amundi Asset Management US, Inc.	0.74%	2.14%	6.90%	7.72%
Seeks capital growth. Current income is a secondary objective.	Putnam VT International Value Fund - Class IB Putnam Investment Management, LLC Subadviser: B	1.19%	3.94%	5.35%	3.97%
Seeks long-term growth of capital.	Royce Micro-Cap Portfolio* - Investment Class Royce Investment Partners	1.33%	23.79%	11.13%	5.05%
Seeks long-term growth of capital.	Royce Small-Cap Portfolio* - Investment Class Royce Investment Partners	1.08%	-7.15%	5.18%	5.56%

INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2020)
			1 YEAR	5 YEAR	10 YEAR
Seeks long-term growth of capital.	T. Rowe Price Large Cap Growth Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: T. Rowe Price Associates, Inc.	0.58%	36.95%	19.34%	16.96%
Seeks long-term capital appreciation by investing in common stocks believed to be undervalued. Income is a secondary objective.	T. Rowe Price Large Cap Value Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: T. Rowe Price Associates, Inc.	0.53%	3.15%	10.17%	10.52%
Seeks long-term capital growth.	T. Rowe Price Small Cap Growth Portfolio - Class A Brighthouse Investment Advisers, LLC Subadviser: T. Rowe Price Associates, Inc.	0.50%	24.34%	16.27%	14.83%
Seeks long-term capital growth.	Templeton Foreign VIP Fund* - Class 1 Templeton Investment Counsel, LLC	0.86%	-0.92%	3.57%	2.68%
Seeks high current income, consistent with preservation of capital, with capital appreciation as a secondary consideration.	Templeton Global Bond VIP Fund* - Class 1 Franklin Advisers, Inc.	0.49%	-4.73%	0.91%	1.81%
Seeks high total return by investing in equity securities of mid-sized companies.	Victory Sycamore Mid Cap Value Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Victory Capital Management Inc.	0.60%	7.87%	9.81%	8.80%
Seeks to maximize total return consistent with preservation of capital.	Western Asset Management Strategic Bond Opportunities Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Western Asset Management Company	0.55%	6.92%	6.71%	5.55%
*	The Portfolio is subject to an expense reimbursement or fee waiver arrangement. The annual expenses shown reflect temporary fee reductions.
The fee and expense information regarding the Portfolios was provided by those Portfolios.

In order to help you understand how the Policy’s values would vary over time under different sets of assumptions, we will provide you with personalized illustrations of death benefits, cash surrender values and cash values upon request. These will be based on the age and insurance risk characteristics of the person insured under the Policy and such factors as the specified face amount, premium payment amounts and rates of return (within limits) that you request. You can request such illustrations at any time without charge. We have filed an example of such an illustration as an exhibit to the registration statement referred to below.
Additional information about the Policy and the Separate Account can be found in the Prospectus and Statement of Additional Information. This Summary Prospectus incorporates by reference all of the information contained in the Prospectus and Statement of Additional Information, which is legally part of this Summary Prospectus. You can find these documents on line at dfinview.com/metlife/tahd/MET000229. You may obtain, without charge, a copy of the Prospectus or Statement of Additional Information or a personalized illustration of death benefits, Cash Surrender Values and cash values or request other information about Policies and make investor inquiries, by calling us at 1-877-638-3932 or contacting us through our website at https://sbr.metlife.com.
EDGAR ID: C000011872